UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Knoll, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This additional information is intended to provide stockholders with important information we would like them to consider in connection with our proposal to approve the Knoll, Inc. 2010 Stock Incentive Plan at our annual meeting scheduled for May 5, 2010.  More information regarding the proposal to approve the Knoll, Inc. 2010 Stock Incentive Plan is provided in our proxy statement dated March 24, 2010.  A copy of the proxy statement is available on our website, www.knoll.com, and at www.edocumentview.com/KNL.

Key Equity Incentive Information as of March 31, 2010

Shares Outstanding: 47,004,737

Shares Available for Grant under Existing Stock Incentive Plans:  770,191

Shares Underlying Outstanding Stock Options:  2,807,717

Weighted Average Exercise Price of Outstanding Stock Options:  $14.31

Average Remaining Life of Outstanding Stock Options:  4.89 years

Outstanding Restricted Shares:  1,383,627

Additional Information Regarding Historical Equity Grants and Repurchases

We view equity based awards as a key element of our performance based compensation programs.  We believe we have historically been prudent about the use of equity as a compensation tool.  While our future grant practices may differ from past practices, stockholders should note the additional information provided below, which discloses the amount of equity granted under our stock incentive plans in 2007, 2008, 2009 and the first quarter of 2010.  These numbers should be considered in relation to the number of shares we have repurchased in the corresponding periods to offset, in part, dilution to stockholders from equity grants, which is also provided below.

2007	2008	2009	First Quarter 2010

Equity Granted (stock options and restricted shares):	Equity Granted (stock options and restricted shares):	Equity Granted (stock options and restricted shares):	Equity Granted (stock options and restricted shares):

475,000	1,262,117	975,818	25,446

Shares Repurchased:	Shares Repurchased:	Shares Repurchased:	Shares Repurchased:

584,766	3,089,191	180,833	458,405

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO APPROVE THE KNOLL, INC. 2010 STOCK INCENTIVE PLAN.